EXHIBIT 10.40
NONEMPLOYEE DIRECTOR NONQUALIFIED STOCK OPTION
AWARD AGREEMENT
UNDER THE DEVON ENERGY CORPORATION
2005 LONG-TERM INCENTIVE PLAN
     THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Award Agreement”), entered into as of _______________ (the “Grant Date”), by and between DEVON ENERGY CORPORATION (the “Company”) and __________________________ (the “Participant”):
WITNESSETH:
     WHEREAS, the Participant is a nonemployee Director of the Company, and it is important to the Company that the Participant be encouraged to remain a director of the Company; and
     WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase ______________ shares of the common stock of the Company, as hereinafter provided, pursuant to the “Devon Energy Corporation 2005 Long-Term Incentive Plan” (the “Plan”), a copy of which has been provided to the Participant; and
     WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:
     Section 1. Definitions. Words, terms, or phrases used in this Agreement shall have the meanings set forth in this Section 1:
     (a) The Participant’s “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not a member of the Board.
     Section 2. Grant of Stock Option. The Company hereby grants to the Participant a nonqualified stock option (the “Stock Option”) that is not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase all or any part of the number of Covered Shares (as set forth on the Cover Page) of its common stock, par value $.10 (the “Stock”), under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each share to be purchased hereunder shall be the option price set forth on the Cover Page (the “Exercise Price”).
     Section 3. Times of Exercise of Stock Option. The Stock Option shall be fully exercisable on and after the Grant Date.
     Section 4. Term of Stock Option. The Stock Option shall cease to be exercisable on the earliest to occur of:
     (a) The Expiration Date set forth on the Cover Page, or
     (b) The three-year anniversary of the Participant’s Date of Termination.
     Section 5. Nontransferability of Stock Option.
     The Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Stock Option may be exercised, during the lifetime of the Participant, only by the Participant. More particularly (but without limiting the generality of the foregoing), the Stock Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Stock Option contrary to the provisions hereof shall be null and void and without effect.
     Section 6. Method of Exercising Stock Option.
     (a) Procedures for Exercise. The manner of exercising the Stock Option herein granted shall be by written notice to the Secretary of the Company at the time the Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Stock Option. Such notice shall state the election to exercise the Stock Option, the number of shares of Stock to be purchased upon exercise, the form of payment to be used, and shall be signed by the person so exercising the Stock Option.
     (b) Form of Payment. Payment of the full Exercise Price for shares of Stock purchased under this Award Agreement shall accompany the Participant’s written notice of exercise, together with full payment for applicable withholding taxes, if any. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in a compensation expense to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination of the foregoing.
     (c) Further Information. In the event the Stock Option is exercised, pursuant to the foregoing provisions of this Section 6, by any person other than the Participant due to the death of the Participant, written notice shall also be accompanied by appropriate proof of the right of such person to exercise the Stock Option. The notice so required shall be given by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, Attention: Secretary, and it shall be deemed to have been given when it is so personally delivered or when it is so deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.
     Section 7. Securities Law Restrictions. The Stock Option shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock subject to the Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant acknowledges that any stock certificate representing Stock purchased under such circumstances will be issued with a restricted securities legend.
     Section 8. Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

“COMPANY”	DEVON ENERGY CORPORATION a Delaware corporation

“PARTICIPANT”

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